                                                                     Exhibit 10

           Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 17, 2006 relating to the financial statements of the American Skandia Life Assurance Corporation Variable Account B, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our reports dated March 24, 2006 and February 27, 2004, relating to the financial statements of American Skandia Life Assurance Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 17, 2006